Exhibit 10.5

                                     , 2005





PERSONAL & CONFIDENTIAL

Mr. ________________
____________________
____________________


                                               Re: 2001 Directors and Officers
                                                   Long-Term Incentive Plan
Dear Mr. ___________:

Enclosed herewith is a copy of the McDermott International, Inc. 2001 Directors and Officers Long-Term Incentive Plan (the "Plan") which was approved and adopted by the stockholders of McDermott International, Inc. (the "Company") on May 1, 2002; the provisions of the Plan are incorporated herein by reference.

Any reference or definition contained in this letter agreement shall, except as otherwise specified, be construed in accordance with the terms and conditions of the Plan and all determinations and interpretations made by the Compensation Committee of the Board of Directors with regard to any questions arising hereunder or under the Plan shall be final and binding upon you and your beneficiaries. Whenever the words "you" or "your" are used in any provision of this letter agreement under circumstances where the provision should logically be construed to apply to the beneficiary, estate, or personal representative, to whom any rights under this letter agreement may be transferred by will or by the laws of descent and distribution, it shall be deemed to include such person.

STOCK OPTIONS
-------------

Subject to the terms and conditions of the Plan, the terms and conditions of this grant of Non-Qualified Stock Options, are as follows:

1. Number and price of Options - You received an Option Grant of _________ shares at a price of $___________ per share on _____ __, 2005 (the "Date of Grant").

2. Option Term - Options have been granted for a period of ten years from the Date of Grant (the "Option Term").

3. Exercise of Options - Options do not provide you with any rights or interests therein until they become exercisable with respect to ______ of the stock subject thereto, on a cumulative basis, on or after the __________ anniversaries of the Date of Grant, provided you have remained a Director of the Company through such anniversary or anniversaries.

4. How to Exercise - The Options hereby granted shall be exercised by written notice to Mr. L. J. Sannino, Executive Vice President, Human Resources, Safety, Health & Environmental, specifying the number of shares you then desire to purchase, which may not be fewer than twenty-five (25), together with a check payable to the order of McDermott International, Inc. for an amount in United States dollars equal to the option price of such shares or shares of Common Stock having an aggregate Fair Market Value (as defined in the Plan) equal to such option price, or a combination of cash and such shares.

     As soon as practicable after receipt of such written notification and payment, the Company shall issue or transfer to you the number of shares with respect to which such Option shall be so exercised and shall deliver to you a certificate or certificates thereof, registered in your name.

5. Termination of Options - In the event you terminate service by reason of death, outstanding Options shall remain in force and shall be exercisable by your beneficiary(s) for the remainder of the Option Term, or three years from your date of death, whichever is earlier.

     In the event of your termination of service by reason of retirement or disability, outstanding Options shall remain in force and shall continue to be exercisable for the remainder of the Option Term.

     If your service as a director terminates for any other reason, all vested Options shall remain exercisable for three months from your termination date or the expiration of the Option Term, whichever occurs first. All unvested Options shall be forfeited.

6. Who Can Exercise - During your lifetime, the Options shall be exercisable only by you. No assignment or transfer of the Options, whether voluntary or involuntary, by operation of law or otherwise, except by will or the laws of descent and distribution or pursuant to a Qualified Domestic Relations Order, shall vest in the assignee or transferee any interest whatsoever.

SECURITIES AND EXCHANGE COMMISSION REQUIREMENTS
-----------------------------------------------

As you are a Section 16 insider, this type of transaction must be reported on a Form 4 before the end of the second (2) business day following the Date of Grant. Please be aware that if you are going to reject the Grant, you should do so immediately after the Date of Grant to avoid potential Section 16 liability. Please advise Kathy Peres and Renee Hack immediately by e-mail, fax or telephone call if you intend to reject this grant.

Absent such notice of rejection, we will prepare and file the required Form 4 on your behalf within the required two business day deadline.

You are also subject to Rule 144. This Rule is applicable only when the shares are sold, so you need not take any action under Rule 144 at this time.

Please acknowledge receipt and acceptance of said Options and the terms contained herein by signing both this letter and the enclosed copy hereof and returning one such signed copy to the Company at P. O. Box 61961, New Orleans, LA 70161, Attention: L. J. Sannino, Executive Vice President, Human Resources and Corporate Compliance Officer, and marked "Personal and Confidential." Any and all of the aforesaid rights granted to you shall become void if you fail to execute and deliver a copy of this letter agreement to the Company within thirty
(30) days from the date hereof.

                                     Very truly yours,

                                     McDERMOTT INTERNATIONAL, INC.



                                     Bruce W. Wilkinson
                                     Chairman of the Board and
                                     Chief Executive Officer

BWW/kap

Receipt and acceptance of the
foregoing is hereby acknowledged.




__________________________________       Date:________________